Exhibit 99.1

Nov. 7, 2003

DTE ENERGY REPORTS THIRD QUARTER EARNINGS; COMMENTS ON 2003 PERFORMANCE

     DETROIT — DTE Energy (NYSE: DTE) today reported net income of $176 million, or $1.04 per diluted share for the third quarter ended Sept. 30, 2003, compared with reported earnings of $161 million, or $0.96 per diluted share for the same period last year. Operating earnings for the third quarter 2003 were $114 million, or $0.67 per diluted share, which is comparable with operating earnings of $120 million, or $0.72 per diluted share for the same period in 2002.

     Reported net income for the nine months ended Sept. 30, 2003 was $292 million, or $1.73 per diluted share versus $429 million or $2.62 per diluted share in 2002. Year-to-date operating earnings were $362 million, or $2.15 per diluted share, compared with $387 million, or $2.36 per diluted share in 2002.

     A reconciliation of reported to operating earnings for both the quarter ended and nine months ended Sept. 30 is at the end of this release.

     “Our third quarter results reflect the continuing challenges of a very difficult year for our two utilities,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “During the quarter, we experienced a cool summer, a windstorm in July and the August blackout. This is in addition to the pressures that the company has experienced throughout 2003, including the continued loss of customer load due to electric Customer Choice, soft economic conditions and increased pension and healthcare costs.”

     Year-to-date, operating earnings at Detroit Edison are down 34 percent from last year, and down 29 percent at MichCon.

     “While some of this impact is due to mild weather,” Earley said, “our utility businesses are clearly under financial stress. We have been able to offset some of this earnings pressure with cost improvement initiatives across the company and will aggressively continue these efforts.”

     He noted that although it will be challenging to achieve, the lower end of previously issued operating earnings guidance of $3.10 — $3.30 per share is still within reach.

     “Looking ahead to 2004,” Earley said, “it is critical that the Michigan Public Service Commission (MPSC) fix the structural flaws in Michigan’s electric Customer Choice program and act expeditiously on our rate requests for Detroit Edison and MichCon. In addition to these regulatory actions, we plan to introduce legislation to reshape the Customer Choice program in a manner that is fair to all customers, while allowing for financially healthy Michigan utilities.”

     David E. Meador, DTE Energy senior vice president and chief financial officer, added, “Despite the current cost pressures and challenges at our regulated businesses, we continue to see stable performance in our non-regulated business portfolio. We are pleased that the Internal Revenue Service (IRS) has concluded its review of the synthetic fuel chemical change process, and we can focus our efforts on pursuing a range of attractive non-regulated growth opportunities, such as waste coal recovery and coal bed methane.” I believe that DTE Energy remains a financially sound company —

our balance sheet is strong and our liquidity position is solid with the recently completed successful renewal of our $1.3 billion credit facility.”

Operating earnings results for the third quarter of 2003, by business unit, were as follows:

•	DTE Energy Resources operating earnings were $0.73 per diluted share versus $0.59 per diluted share in the third quarter of 2002. The regulated operations of this business unit, which are the power generation services of Detroit Edison, increased $0.14 per diluted share over last year. The increase was driven by increased regulatory deferrals and lower fuel and purchased power costs. The increase was partially offset by decreased cooling demand due to mild weather, lost margins associated with the August blackout, lost margins from customers choosing to purchase power from alternative suppliers under the electric Customer Choice program, and continued pressure from higher pension and healthcare benefit costs.

The non-regulated operations of this business unit include the company’s energy services, energy marketing and trading (comprising DTE Energy Trading and CoEnergy), coal services and biomass businesses. Non-regulated operations were flat in the third quarter versus 2002. This was attributable to favorable mark-to-market earnings on storage and transport contracts at CoEnergy, and earnings from short-term origination activities and short-term physical trades at DTE Energy Trading. These operating earnings were offset by lower synthetic fuel production, decreased tolling revenue and the absence of tax credits from coke battery production, which expired at the end of 2002.

•	DTE Energy Distribution posted operating earnings of $0.19 per diluted share versus earnings of $0.28 per diluted share for the same period last year. The regulated operations of this business unit are the electric distribution services of Detroit Edison. These regulated operations experienced a year-over-year decline of $0.10 per diluted share, driven by reduced revenues due to mild weather, higher pension and healthcare costs, and costs associated with customer service process improvements.

The non-regulated operations of this business unit consist primarily of DTE Energy Technologies, which markets and distributes a portfolio of distributed generation products and services. This business lost $0.02 per diluted share versus a loss of $0.03 per diluted share in the same period last year.

•	DTE Energy Gas had an operating loss of $0.20 per diluted share versus a loss of $0.10 per diluted share for the same period last year. The regulated operations include the gas distribution services provided by MichCon. Regulated operations were down $0.13 per diluted share in the third quarter, largely due to higher operating costs, including increased pension and healthcare benefit costs, increased uncollectable accounts expenses and costs associated with customer service initiatives.

Non-regulated operations include the production of gas in northern Michigan and the gathering, transporting, processing and storage of gas. Operating earnings from these operations increased by $0.03 per diluted share year-over-year, reflecting the gain from the sale of our minority pipeline interest in the Portland Natural Gas Transmission System.

•	Corporate & Other includes interest costs, as well as certain non-regulated investments, including assets held for sale and investments in emerging energy technologies. Corporate &

Other operating losses were $0.05 per diluted share, which were flat versus the same period last year.

•	Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

     DTE Energy’s reported earnings for the third quarter included a positive $82 million effective tax rate adjustment. This quarterly adjustment is required by Generally Accepted Accounting Principles to maintain a quarterly effective tax rate consistent with the estimated annual rate and does not impact total year earnings. This adjustment is primarily necessary because the company’s pre-tax income and Section 29 tax credits earned from its synthetic fuels business have different quarterly profiles.

Recent Events and Developments

Blackout
Detroit Edison incurred approximately $25 million (pre-tax) of direct costs and $14 million (pre-tax) in lost margin associated with the unprecedented restoration efforts from the Aug. 14 blackout. On Oct. 24, Detroit Edison filed an accounting application with the MPSC requesting authority to defer its outage-related direct costs until a future rate proceeding. Detroit Edison will not seek to recover the $14 million of margin it lost during the blackout. The impact of the blackout costs was recorded in the third quarter and reflected in reported earnings; it is anticipated that an offsetting regulatory asset will be recorded in the fourth quarter of 2003 or the first quarter 2004.

Electric Choice
The negative financial impacts of Michigan’s electric Customer Choice program continue to be a major challenge for Detroit Edison. The company estimates that it will lose between $80 million and $100 million of margin in 2003 under the Choice program, partially offset by approximately $40 million of regulatory assets expected to be recorded in 2003 related to recoverable stranded costs. The current program has created an artificial market by mandating subsidies paid by Detroit Edison to Choice customers to leave the utility. In addition, Detroit Edison retains the provider of last resort obligation and must take Choice customers back at regulated/non-market based rates. Michigan Public Act 141 of 2000, which created the Choice program, also provides for the recovery of economic harm created by Choice, but thus far no regulatory recovery has been implemented. The company is actively working to address the current flaws in the program on both the regulatory and legislative fronts.

Pipeline Investments
In September, the company divested its interest in the Portland Natural Gas Transmission System to Gaz Metropolitan and TransCanada for approximately $31 million. In October, the company acquired an additional 15 percent interest in the Vector Pipeline for approximately $73 million from Duke Energy. These transactions strategically realign our pipeline portfolio by divesting of a non-strategic, out-of-region asset and increasing our investment in a strategic, in-region asset.

MichCon Rate Case Filing
On Sept. 30, MichCon filed two proposals with the MPSC. The first proposal will reduce the Gas Cost Recovery rate to customers from the current price of $5.75 per thousand cubic feet (Mcf) of natural gas to $5.36 per Mcf. The second proposal requests an increase in base rates of $194 million per year beginning Jan. 1, 2005, with interim relief of $154 million effective no later than April 1, 2004. It is the first increase in service and distribution charges that the company has sought in more than a decade. The net effect of these requests would increase residential rates by an average of 7 percent.

Synthetic Fuels
On Oct. 29, the IRS announced that it had resumed its long-standing practice of issuing private letter rulings (PLRs) for synthetic fuel facilities. This announcement eliminated the near-term uncertainty created by the recent IRS review of synthetic fuel chemical change testing procedures. The company believes its synthetic fuel facilities currently meet the new, more stringent sampling and data/record retention requirements announced by the IRS for issuance of PLRs and it expects to receive PLRs in the near term. The company continues its efforts to sell interests in a number of its synthetic fuel projects, now that the issuance of PLRs has resumed. DTE Energy also will assess the impact of the IRS’announcement on current production levels at its synthetic fuel facilities. Production levels could be increased or decreased depending on various factors, including the sale of interests in its synthetic fuel facilities or changes in taxable earnings.

Waste Coal Recovery Business
DTE Energy has made significant progress toward commercial recovery of a previously untapped energy resource — fine coal from abandoned fine-coal slurry ponds. The proprietary technology has the potential to produce useful fuel from the estimated one billion to three billion tons of coal that now sits in slurry ponds throughout the country. Difficulty separating the coal from other materials and impurities has prevented use of this resource in meaningful volumes until now. Our subsidiary — DTE PepTec Inc. — is moving toward commercial operation at its facility to recover and process fine coal from a slurry pond. The facility, located near Cadiz, Ohio, has the capacity to produce more than 500,000 tons of fine coal per year. We anticipate a substantial market for this technology and plan to aggressively pursue expansion opportunities.

     This earnings announcement, as well as a package of detailed financial information, is available on the company’s website at www.dteenergy.com on the “Investors” page.

     DTE Energy will conduct a conference call with the investment community at 9 a.m. EST Friday, Nov. 7, to discuss third quarter earnings results. Investors, the news media and the public may listen to a live Internet broadcast of the DTE Energy conference call at www.dteenergy.com.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     The information contained in this document is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to, timing and extent of changes in interest rates; access to the capital markets and capital market conditions and other financing efforts which can be affected by credit agency ratings requirements; ability to utilize Section 29 tax credits or sell interest in facilities producing such credits; the level of borrowings; the effects of weather and other natural phenomena on operations and actual sales; economic climate and growth in the geographic areas in which DTE Energy does business; unplanned outages; the cost of protecting assets against or damage due to terrorism; nuclear regulations and risks associated with nuclear operations; the grant of rate relief by the MPSC for the utilities; changes in the cost of fuel, purchased power and natural gas; the effects of competition; the implementation of electric and gas customer choice programs; the implementation of electric and gas utility restructuring in Michigan; environmental issues, including changes in the climate, and regulations, and the contributions to earnings by non-regulated businesses. This news release should also be read in conjunction with the forward-looking statements in DTE Energy’s, MichCon’s and Detroit Edison’s 2002 Form 10-K Item 1, and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:

Investor Relations
(313) 235-8030

DTE ENERGY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30

(in Millions, Except per Share Amounts)	2003	2002	2003	2002

Operating Revenues	$1,654	$1,657	$5,349	$5,025

Operating Expenses
Fuel, purchased power and gas	452	501	1,758	1,639
Operation and maintenance	709	615	2,197	1,781
Depreciation, depletion and amortization	170	204	547	573
Taxes other than income	71	87	255	261

	1,402	1,407	4,757	4,254

Operating Income	252	250	592	771

Other (Income) and Deductions
Interest expense	130	135	395	407
Interest expense from preferred securities of subsidiaries	5	—	5	—
Preferred stock dividends of subsidiaries	—	6	12	19
Interest income	(7)	(9)	(22)	(20)
Other income	(44)	(4)	(75)	(22)
Other expenses	31	8	82	31

	115	136	397	415

Income Before Income Taxes	137	114	195	356
Income Tax Benefit	(43)	(25)	(56)	(36)

Income from Continuing Operations	180	139	251	392

Discontinued Operations — ITC:
Income from operations	—	22	5	37
Gain on sale	(4)	—	63	—

	(4)	22	68	37

Cumulative Effect of Accounting Changes:
Asset retirement obligations	—	—	(11)	—
Energy trading activities	—	—	(16)	—

	—	—	(27)	—

Net Income	$176	$161	$292	$429

Basic Earnings per Common Share
Income from continuing operations	$1.07	$.83	$1.49	$2.40
Discontinued operations	(.02)	.13	.41	.23
Cumulative effect of accounting changes	—	—	(.16)	—

Total	$1.05	$.96	$1.74	$2.63

Diluted Earnings per Common Share
Income from continuing operations	$1.06	$.83	$1.49	$2.39
Discontinued operations	(.02)	.13	.40	.23
Cumulative effect of accounting changes	—	—	(.16)	—

Total	$1.04	$.96	$1.73	$2.62

Average Common Shares
Basic	168	167	168	163
Diluted	168	168	168	164
Dividends Declared per Common Share	$.515	$.515	$1.545	$1.545

DTE ENERGY COMPANY
SEGMENT NET INCOME (UNAUDITED)

	Three Months Ended September 30

	2003				2002

	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated — Power Generation	$61	$16	A	$77	$54	$—		$54
Non-regulated
Energy Services	23	—		23	45	—		45
Energy Marketing & Trading	23	—		23	(1)	—		(1)
Other	(1)	—		(1)	1	—		1

Total Non-regulated	45	—		45	45	—		45

	106	16		122	99	—		99

Energy Distribution
Regulated — Power Distribution	35	—		35	51	—		51
Non-regulated	(3)	—		(3)	(4)	—		(4)

	32	—		32	47	—		47

Energy Gas
Regulated — Gas Distribution	(45)	—		(45)	(23)	—		(23)
Non-regulated	12	—		12	6	—		6

	(33)	—		(33)	(17)	—		(17)

Corporate and Other	75	(82	)F	(7)	10	(19	)F	(9)

	75	(82)		(7)	10	(19)		(9)

Income from Continuing Operations
Regulated	51	16		67	82	—		82
Non-regulated	129	(82)		47	57	(19)		38

	180	(66)		114	139	(19)		120

Discontinued Operations — ITC
Income from operations	—	—		—	22	(22	)G	—
Gain on sale	(4)	4	H	—	—	—		—

	(4)	4		—	22	(22)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	—	—		—
Energy trading activities	—	—		—	—	—		—

	—	—		—	—	—		—

Net Income	$176	$(62)		$114	$161	$(41)		$120

Adjustments key

A)	Blackout costs	Costs associated with the August 2003 blackout
B)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
C)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business
D)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
E)	Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation
F)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
G)	Adjust for discontinued operations of ITC	Sold International Transmission Company
H)	Gain on sale of ITC	Sold International Transmission Company
I)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
J)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT DILUTED EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended September 30

	2003				2002

	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated — Power Generation	$0.36	$0.10	A	$0.46	$0.32	$—		$0.32
Non-regulated
Energy Services	0.14	—		0.14	0.27	—		0.27
Energy Marketing & Trading	0.14	—		0.14	(0.01)	—		(0.01)
Other	(0.01)	—		(0.01)	0.01	—		0.01

Total Non-regulated	0.27	—		0.27	0.27	—		0.27

	0.63	0.10		0.73	0.59	—		0.59

Energy Distribution
Regulated — Power Distribution	0.21	—		0.21	0.31	—		0.31
Non-regulated	(0.02)	—		(0.02)	(0.03)	—		(0.03)

	0.19	—		0.19	0.28	—		0.28

Energy Gas
Regulated — Gas Distribution	(0.27)	—		(0.27)	(0.14)	—		(0.14)
Non-regulated	0.07	—		0.07	0.04	—		0.04

	(0.20)	—		(0.20)	(0.10)	—		(0.10)

Corporate and Other	0.44	(0.49	)F	(0.05)	0.06	(0.11	)F	(0.05)

	0.44	(0.49)		(0.05)	0.06	(0.11)		(0.05)

Income from Continuing Operations
Regulated	0.30	0.10		0.40	0.49	—		0.49
Non-regulated	0.76	(0.49)		0.27	0.34	(0.11)		0.23

	1.06	(0.39)		0.67	0.83	(0.11)		0.72

Discontinued Operations — ITC
Income from operations	—	—		—	0.13	(0.13	)G	—
Gain on sale	(0.02)	0.02	H	—	—	—		—

	(0.02)	0.02		—	0.13	(0.13)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	—	—		—
Energy trading activities	—	—		—	—	—		—

Energy trading activities	—	—		—	—	—		—

Net Income	$1.04	$(0.37)		$0.67	$0.96	$(0.24)		$0.72

Adjustments key

A)	Blackout costs	Costs associated with the August 2003 blackout
B)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
C)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business
D)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
E)	Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation
F)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
G)	Adjust for discontinued operations of ITC	Sold International Transmission Company
H)	Gain on sale of ITC	Sold International Transmission Company
I)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
J)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT NET INCOME (UNAUDITED)

	Nine Months Ended September 30

	2003				2002

	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated — Power Generation	$132	$16	A	$148	$171	$—		$171
Non-regulated
Energy Services	151	—		151	107	—		107
Energy Marketing & Trading	52	(16	)B	36	12	—		12
Other	(1)	—		(1)	—	—		—

Total Non-regulated	202	(16	) B	186	119	—		119

	334	—		334	290	—		290

Energy Distribution
Regulated — Power Distribution	15	14	C	29	97	—		97
Non-regulated	(12)	—		(12)	(11)	—		(11)

	3	14		17	86	—		86

Energy Gas
Regulated — Gas Distribution	5	17	D	22	30	—		30
Non-regulated	26	—		26	20	—		20

	31	17		48	50	—		50

		10	E	10
Corporate and Other	(117)	70	F	(47)	(34)	(5	)F	(39)

	(117)	80		(37)	(34)	(5)		(39)

Income from Continuing Operations
Regulated	152	47		199	298	—		298
Non-regulated	99	64		163	94	(5)		89

	251	111		362	392	(5)		387

Discontinued Operations — ITC
Income from operations	5	(5	)G	—	37	(37	)G	—
Gain on sale	63	(63	)H	—	—	—		—

	68	(68)		—	37	(37)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	(11)	11	I	—	—	—		—
Energy trading activities	(16)	16	J	—	—	—		—

	(27)	27		—	—	—		—

Net Income	$292	$70		$362	$429	$(42)		$387

Adjustments key

A)	Blackout costs	Costs associated with the August 2003 blackout
B)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
C)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business
D)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
E)	Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation
F)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
G)	Adjust for discontinued operations of ITC	Sold International Transmission Company
H)	Gain on sale of ITC	Sold International Transmission Company
I)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
J)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT DILUTED EARNINGS PER SHARE (UNAUDITED)

	Nine Months Ended September 30

	2003				2002

	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Energy Resources
Regulated — Power Generation	$0.78	$0.10	A	$0.88	$1.05	$—		$1.05
Non-regulated
Energy Services	0.89	—		0.89	0.65	—		0.65
Energy Marketing & Trading	0.31	(0.10	) B	0.21	0.07	—		0.07
Other	—	—		—	—	—		—

Total Non-regulated	1.20	(0.10)		1.10	0.72	—		0.72

	1.98	—		1.98	1.77	—		1.77

Energy Distribution
Regulated — Power Distribution	0.09	0.08	C	0.17	0.59	—		0.59
Non-regulated	(0.07)	—		(0.07)	(0.07)	—		(0.07)

	0.02	0.08		0.10	0.52	—		0.52

Energy Gas
Regulated — Gas Distribution	0.04	0.10 D		0.14	0.18	—		0.18
Non-regulated	0.15	—		0.15	0.12	—		0.12

	0.19	0.10		0.29	0.30	—		0.30

		0.06	E	0.06
Corporate and Other	(0.70)	0.42	F	(0.28)	(0.20)	(0.03	) F	(0.23)

	(0.70)	0.48		(0.22)	(0.20)	(0.03)		(0.23)

Income from Continuing Operations
Regulated	0.91	0.28		1.19	1.82	—		1.82
Non-regulated	0.58	0.38		0.96	0.57	(0.03)		0.54

	1.49	0.66		2.15	2.39	(0.03)		2.36

Discontinued Operations — ITC
Income from operations	0.03	(0.03	) G	—	0.23	(0.23) G		—
Gain on sale	0.37	(0.37	) H	—	—	—		—

	0.40	(0.40)		—	0.23	(0.23)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	(0.07)	0.07	I	—	—	—		—
Energy trading activities	(0.09)	0.09	J	—	—	—		—

	(0.16)	0.16		—	—	—		—

Net Income	$1.73	$0.42		$2.15	$2.62	$(0.26)		$2.36

Adjustments key

A)	Blackout costs	Costs associated with the August 2003 blackout
B)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
C)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business
D)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
E)	Contribution to DTE Energy Foundation	Used portion of ITC sale proceeds to fund the DTE Energy Foundation
F)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
G)	Adjust for discontinued operations of ITC	Sold International Transmission Company
H)	Gain on sale of ITC	Sold International Transmission Company
I)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
J)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10